================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                           Dade Behring Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   23342 J206
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6             SCHEDULE 13G               PAGE 2 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           72,100
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      72,100
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  72,100
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.18%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6            SCHEDULE 13G                PAGE 3 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL II, L.P.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,800
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,800
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,800
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.00%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6             SCHEDULE 13G               PAGE 4 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL ADVISORS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           73,900
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      73,900
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  73,900
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.18%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6             SCHEDULE 13G               PAGE 5 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS, BRITISH WEST INDIES
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           100,900
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      100,900
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  100,900
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.25%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  CO
================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6             SCHEDULE 13G               PAGE 6 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INVESTMENTS, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           102,394
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      102,394
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  102,394
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.25%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 23342 J 20 6             SCHEDULE 13G               PAGE 7 OF 14 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DOUGLAS A. HIRSCH
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      3,437
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           176,294
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             3,437
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      176,294
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  179,731
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.44%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
================================================================================

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                      Page 8 of 14 Pages
            ------------                                          ---  ----


ITEM 1.

      (a) Name of Issuer:     Dade Behring Holdings, Inc.
                         -----------------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                 1717 Deerfield Road, Deerfield, Illinois 60015
                -------------------------------------------------


ITEM 2.

         (a) Name of Persons Filing:
         (b) Address or principal business office or, if none, residence:
         (c) Citizenship:

                  Seneca Capital, L.P.
                  950 Third Avenue, 29th Floor
                  New York, NY 10022
                  (Delaware limited partnership)

                  Seneca Capital II, L.P.
                  950 Third Avenue, 29th Floor
                  New York, NY 10022
                  (Delaware limited partnership)

                  Seneca Capital Advisors, LLC
                  950 Third Avenue, 29th Floor
                  New York, NY 10022
                  (Delaware limited liability company)

                  Seneca Capital International, Ltd.
                  c/o Consolidated Fund Management (BVI) Limited
                  PO Box HM 2257
                  Par La Ville Place
                  14 Par La Ville Road
                  Hamilton HMJX, Bermuda
                  (Cayman Islands (BWI) Company)

                  Seneca Capital Investments, LLC
                  950 Third Avenue, 29th Floor
                  New York, NY 10022
                  (Delaware limited liability company)

                  Douglas A. Hirsch
                  c/o Seneca Capital
                  950 Third Avenue, 29th Floor
                  New York, NY 10022
                  (United States Citizen)

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                      Page 9 of 14 Pages
            ------------                                          ---  ----

ITEM 2(d).        Title of Class of Securities:   Common stock
                                                -----------------

ITEM 2(e).        CUSIP Number:   23342 J 20 6
                               ------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     SENECA CAPITAL, L.P.
      (a) Amount Beneficially Owned:     72,100
                                     -------------------------------------------
      (b) Percent of Class:     0.18%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  72,100
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 72,100
                                                                       ---------

     SENECA CAPITAL II, L.P.
      (a) Amount Beneficially Owned:     1,800
                                     -------------------------------------------
      (b) Percent of Class:     0.00%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  1,800
                                                           ---------------------

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                     Page 10 of 14 Pages
            ------------                                         ----  ----

          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 1,800
                                                                       ---------

     SENECA CAPITAL ADVISORS, LLC (1)
      (a) Amount Beneficially Owned:     73,900
                                     -------------------------------------------
      (b) Percent of Class:     0.18%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  73,900
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 73,900
                                                                       ---------

     SENECA CAPITAL INTERNATIONAL, LTD.
      (a) Amount Beneficially Owned:    100,900
                                     -------------------------------------------
      (b) Percent of Class:     0.25%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  100,900
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 0
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 100,900
                                                                       ---------

     SENECA CAPITAL INVESTMENTS, LLC (2)
      (a) Amount Beneficially Owned:    102,394
                                     -------------------------------------------
      (b) Percent of Class:     0.25%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  102,394
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 102,394
                                                                       ---------

     DOUGLAS A. HIRSCH (3)
      (a) Amount Beneficially Owned:     179,731
                                     -------------------------------------------
      (b) Percent of Class:     0.44%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    3,437
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  176,294
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  3,437
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 176,294
                                                                       ---------


(1) Shares reported for Seneca Capital Advisors, LLC represent shares beneficially owned by Seneca Capital, L.P. and Seneca Capital II, L.P. Seneca Capital Advisors, LLC is the sole general partner of Seneca Capital, L.P. and of Seneca Capital II, L.P.

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                     Page 11 of 14 Pages
            ------------                                         ----  ----


(2) Shares reported for Seneca Capital Investments, LLC include shares beneficially owned by Seneca Capital International, Ltd. Seneca Capital Investments, LLC is sole investment manager of Seneca Capital International, Ltd.

(3) Shares reported for Douglas A. Hirsch include shares beneficially owned by Seneca Capital, L.P., Seneca Capital II, L.P. and Seneca Capital International, Ltd., which entities may be deemed to be controlled by Mr. Hirsch because he is the Manager of Seneca Capital Advisors, LLC (the sole General Partner of Seneca Capital, L.P. and of Seneca Capital II, L.P.) and the Manager of Seneca Capital
          Investments, LLC (the investment manager of Seneca Capital International, Ltd.).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employees benefit plan, pension fund or endowment fund is not required. NOT APPLICABLE.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         If a parent holding company or control person has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. NOT APPLICABLE.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         If a group has filed this schedule pursuant to Rule 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 240.13d-1(c) or Rule 240.13d-1(d), attach an exhibit stating the identity of each member of the group. NOT APPLICABLE.

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                     Page 12 of 14 Pages
            ------------                                         ----  ----


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security report on will be filed, if required, by members of the group, in their individual capacity. NOT APPLICABLE.


ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                     Page 13 of 14 Pages
            ------------                                         ----  ----



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.




Date:  February 12, 2004



Date: February 11, 2003


SENECA CAPITAL, L.P.


By Seneca Capital Advisors, LLC, its General Partner


By: /S/ Douglas A. Hirsch
   -----------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL II, L.P.

By Seneca Capital Advisors, LLC, its General Partner


By: /S/ Douglas A. Hirsch
   ------------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL ADVISORS, LLC


By: /S/ Douglas A. Hirsch
   ------------------------------------------
   Douglas A. Hirsch, Its Managing Member


SENECA CAPITAL INTERNATIONAL, LTD.


By Seneca Capital Investments, LLC, its Investment Manager


By: /S/ Douglas A. Hirsch
   ------------------------------------------
   Douglas A. Hirsch, Its Managing Member

                                  SCHEDULE 13G

CUSIP No.   23342 J 20 6                                     Page 14 of 14 Pages
            ------------                                         ----  ----





SENECA CAPITAL INVESTMENTS, LLC


By: /S/ Douglas A. Hirsch
   ------------------------------------------
   Douglas A. Hirsch, Its Managing Member


By: /S/ Douglas A. Hirsch
   ------------------------------------------
   Douglas A. Hirsch, Individually